Exhibit 10.16
LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
AMENDED LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT — 2008
pursuant to the
BOWNE & CO., INC.
1999 INCENTIVE COMPENSATION PLAN AS AMENDED AND RESTATED EFFECTIVE AS
OF DECEMBER 31, 2008
* * * * * * *

Participant:	«First» «Last»

Date of Grant:	«Award_Date»

Number of Restricted Stock Units granted: «Shares»
This Long-Term Equity Incentive Award Agreement (this “Agreement”) is made as of the Date of Grant set forth above by and between Bowne & Co., Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth above (“Participant”), whose address is in care of Bowne & Co., Inc., pursuant to the Company’s 1999 Incentive Compensation Plan, as amended and restated effective as of December 31, 2008 (the “Plan”). The terms of the Plan are incorporated herein by reference, and terms defined in the Plan have the same meanings in this Agreement unless the context otherwise requires. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder). Participant hereby acknowledges receipt of a true copy of the Plan that Participant has read the Plan carefully and fully understands its content, and hereby agrees to be bound by all the terms and provisions thereof. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
1. Grant of Restricted Stock Units. The Company hereby grants to the Participant, as of the Date of Grant specified above, the number of Restricted Stock Units specified above (the “Target Award”) with respect to the Common Stock of the Company (“Common Stock”). Subject to the terms and conditions herein set forth, these Restricted Stock Units represent contingent commitments by the Company to issue and deliver (hereafter referred to as “conversion”) to Participant, in recognition of Participant’s continued service to the Company and at no cost to Participant, shares of Common Stock at a future date. This Agreement does not entitle Participant to any payment of cash compensation.
The Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, except as specified in paragraph 9 of this Agreement. The Participant shall not have the rights of a stockholder in respect of the shares of Common Stock underlying this Award until such Common Stock is delivered to the Participant in accordance with paragraph 4 below.
2. Performance Conditions. The Restricted Stock Units are subject to the following performance

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
conditions:
(a) Performance Period. Subject to the provisions of paragraph (b), the Performance Period shall be the calendar year period 2008.
(b) Relative Performance. The number of shares of Common Stock which Participant will be entitled to receive from the Company upon conversion pursuant to this Agreement following the completion of the Performance Period is directly related to the actual level of performance achieved during such period, defined as Threshold, Target or Maximum.
(c) Performance Criteria. The Committee shall employ such criteria for evaluating the performance of the Participant, the Company, or a division or operation of the Company, over the Performance Period as the Committee shall in its discretion deem appropriate in determining whether and to what extent the Threshold, Target or Maximum Award shall be deemed achieved (the “Performance Criteria”). These criteria are communicated to Participant in a Performance Chart in Appendix A, accompanying and made a part of this Agreement.
(d) Determination of Final Awards. Within ninety (90) days following the completion of the Performance Period, the Committee shall assess the relative achievement of the Performance Criteria and determine the percentage (not to exceed 200%), if any, of the Target Award to be awarded to Participant (the number of full shares of Common Stock resulting from the application of such percentage being hereinafter called the “Final Award”), provided that the Committee shall bear no liability for any delay in such assessment. The Committee shall have no discretion to increase the Final Award to be determined solely on the basis of the extent to which Performance Criteria were achieved. Upon the determination of the Final Award, the Committee shall request the Company to notify Participant of the number of shares of Common Stock to be issued (the “Notification Date”), provided that the Committee and the Company shall bear no liability for any delay in such notification.
3. Dividend Equivalent Rights. The Company shall maintain a bookkeeping account for Participant (the “Distribution Equivalent Account”) for the purpose of crediting additional shares of Common Stock attributable to the reinvestment of dividends on the Common Stock into which the Restricted Stock Units subject to this Agreement may be converted, as if such dividends had been reinvested in such Common Stock on date of such dividend payment. On the date of payment of a cash dividend, stock dividend, and other distributions made generally to the holders of shares of Common Stock, from the first day through the last day of the Performance Period, the Company shall credit to Participant’s Distribution Equivalent Account an amount equal to (a) x (b), where (a) equals the Target Award, and (b) equals the dollar amount of such distribution.
The Final Award shall include the number of shares of Common Stock in the Distribution Equivalent Account prorated to the extent to which Performance Criteria were achieved, as determined by the Committee in paragraph 2(d) above.
The shares of Common Stock credited to Participant’s Distribution Equivalent Account shall also be subject to the same forfeiture restrictions and restrictions on transferability as apply to the shares of Common Stock into which the Restricted Stock Units subject to this Agreement may be converted.
4. Delivery of Common Stock. Subject to the terms of the Plan upon the determination of the Final Award in paragraph 2(d) above, following the Notification Date, the Company shall

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
distribute to Participant the number of shares of Common Stock comprising the Final Award, but in no event shall such payment occur after the end of the calendar year following the calendar year in which the Performance Period ends. In connection with the delivery of the shares of Common Stock pursuant to this Agreement, Participant agrees to execute any documents reasonably requested by the Company.
5. Non-Transferability. The Restricted Stock Units created by this Agreement are not transferable by Participant other than by will or the laws of descent and distribution. Any attempt to transfer contrary to the provisions hereof shall be null and void.
6. Termination of Employment.
(a) Forfeiture of All Rights. If Participant’s employment with the Company terminates for any reason other than death, Disability or Retirement prior to the Notification Date, the Restricted Stock Units subject to this Agreement shall immediately be cancelled and this Agreement shall become null and void and Participant and Participant’s beneficiary shall forfeit all rights or interests in and with respect to the Restricted Stock Units or the Common Shares referred to in this Agreement. The Board or the Committee, in its sole discretion, may determine, not later than ninety (90) days after the date of any such termination, that all or a portion of any the Participant’s unvested Restricted Stock Units shall not be so cancelled and forfeited after a termination of employment occurs, but shall bear no liability for any delay in such determination. In the event the Restricted Stock Units are not forfeited, the Company shall distribute to Participant in the calendar year following the termination of employment the number of shares of Common Stock comprising the Final Award, calculated in accordance with Section 6(b), below.
(b) Forfeiture of Pro-Rated Rights. If the Participant’s employment with the Company terminates due to the Participant’s death, Disability, Retirement or termination under Section 6(a) above, Participant or Participant’s beneficiary, as the case may be, will be entitled to receive a pro-rata portion of the unforfeited portion of the Final Award, issued to the Participant in the calendar year following the end of the calendar year in which such termination occurs. The pro-rata number of shares of Common Stock to be delivered to Participant will be calculated as (a) x (b)/(c), where (a) equals the number of shares that would have comprised the Final Award had the last day of the final year of Participant’s employment been the last day of the Performance Period, (b) equals the number of days from January 1, 2008 to Participant’s last date of common law employment with the Company prior to such Disability, Retirement, death or other termination of employment, and (c) equals 365 (three hundred sixty-five).
(c) Additional Forfeiture Provisions. The Restricted Stock Units subject to this Agreement are subject to the additional forfeiture conditions imposed under Section 10 of the Plan in the event that the Employee incurs a Forfeiture Event.
(d) Immediate Vesting of All Rights. In the event of a Change in Control of the Company, the Participants will be entitled to receive all vested and non-vested portions of the Final Award immediately. The number of shares of Common Stock to be delivered to the Participant will be equal to the number of shares that would have comprised the Final Award had the last day of the final year of the Participant’s employment been the last day of the Performance Period and the Target level of achievement was attained.
(e) Definitions. For purposes of this Agreement, “Disability” means any condition that results in the Participant: (1) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
can be expected to last for a continuous period of not less than 12 months; (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (3) being determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
For purposes of this Agreement, “Change in Control” shall have the same definition as contained in the Company’s 1999 Incentive Compensation Plan, as amended and restated effective as of December 31, 2008, in accordance with Section 409A of the Code.
For purposes of this Agreement, “Retirement” shall mean the Participant’s separation from service on a date which is after both (i) the Participant’s 55th birthday, and (ii) the completion of five (5) years of service with the Company.
7. Designation of Beneficiary. Participant may file with the Company a written designation of a person or person as the beneficiary or beneficiaries hereunder (the “Beneficiary”) and may from time to time revoke or change any such designation. Any designation of Beneficiary shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such Beneficiary to any rights hereunder, the Committee may determine to recognize only the legal representative of Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.
8. Withholding of Income and Other Taxes. Participant hereby agrees to be wholly and solely liable for the payment of any withholding taxes, FICA/Medicare contributions, or payroll or similar taxes under any federal, state or local statute, ordinance, rule or regulation (collectively, “Withholding Taxes”) applicable to compensation payable under this Agreement. As a condition precedent to the issuance and delivery of certificates for shares of Common Stock hereunder, appropriate arrangements to the satisfaction of the Company shall be made with respect to any Withholding Taxes. The Company may, at its sole discretion, deduct the Withholding Taxes from Participant’s other payments of compensation during or following the pay period on which any such applicable tax liability arises. The Committee may, in its sole discretion, permit Participant, subject to such conditions as the Committee may require, to elect to have the Company withhold the issuance and delivery of that number of shares having a value nearest to, but not exceeding, the minimum amount of income and employment taxes required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities.
9. Adjustments in the Event of Change in Common Stock. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase shares of Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares of Common Stock to which this Agreement relates shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the value of the rights granted to Participant hereunder. Any adjustment so made shall be final and binding upon Participant, any Beneficiary, or any other party enforcing the rights of Participant.
10. Legal Compliance. The Company may postpone the time of issuance or delivery of certificates of its Common Stock or payment of other benefits under this Restricted Stock Unit if

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
the Company reasonably anticipates that the delivery of such Common Stock or payment of other benefits would violate any federal or state law, rule or regulation and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, provided however that delivery of certificates of Common Stock or payment of other benefits shall be made at the earliest date at which the Company reasonably anticipates that such delivery of Common Stock or payment of other benefits will not cause a violation of the applicable laws, rules and regulations.
If Participant fails to accept delivery of the shares of Common Stock upon tender of delivery thereof, his or her right with respect to such undelivered shares of Common Stock may be terminated in the Company’s discretion, or terminated in accordance with applicable law.
11. Miscellaneous Provisions.
(a) Effect on Other Employee Benefit Plans. The value of the Restricted Stock Units granted pursuant to this Agreement and the value of shares of Common Stock issued and delivered hereunder will not be included as compensation, earnings, salary or other similar terms used when calculating Participant’s benefits under any employee benefit plan sponsored by the Company (or any Subsidiary), except as such plan may otherwise expressly provide.
(b) No Employment Rights. The award of Restricted Stock Units granted pursuant to this Agreement does not give Participant any right to remain employed by the Company (or any subsidiary).
(c) Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may only be modified or amended by a writing signed by both the Company and Participant.
(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.
(e) Notices. Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:
          If such notice is to the Company, to the attention of the Corporate Secretary of Bowne & Co., Inc., 55 Water Street, New York, NY 10041, or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.
          If such notice is to Participant, at his or her address as shown on the Company’s records, or at such other address as Participant, by notice to the Company, shall designate in writing from time to time.
(f) Compliance with Laws. The issuance of the shares of Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, or the Securities Exchange Act of 1934, and any rules and regulations

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any of shares of Common Stock pursuant to this Agreement if such issuance would violate any such requirements.
(g) Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign any part of this Agreement without the prior express written consent of the Company in its discretion.
(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
(i) Headings. The titles and headings of the various paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
(j) Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated there under.
(k) Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
IN WITNESS WHEREOF, BOWNE & CO., INC. has caused this Agreement to be executed on its behalf by an officer of the Company thereunto duly authorized and Participant has accepted the terms of this Agreement, both as of the date of grant.

BOWNE & CO., INC.

By:

David J. Shea

Participant:

Name:	«First» «Last»

Signature:

LONG-TERM EQUITY INCENTIVE AWARD AGREEMENT
Appendix A. Performance Chart
•	For the 2008 Performance Period, performance for Plan purposes shall be evaluated with respect to the financial performance of Bowne & Co. for that 1-year period of time, as measured by the Company’s Return on Invested Capital (“ROIC”).

•	ROIC for the applicable 1-year period of time shall be calculated by the Company’s Chief Financial Officer and approved by the Audit Committee of the Board of Directors. ROIC above 16.0% will be reduced to 16.0%. The percent of RSUs to be issued to Participant as a Final Award will then be determined from the table below. ROIC below 11.0% will result in no payout to Participant.

•	If the calculated ROIC is other than 11.0%, 13.5%, or 16.0%, the percent of RSU to be issued to Participant as a Final Award will be interpolated on a straight-line basis.

	Applicable Percent Return on	Percent of RSUs to be Issued
Level of Performance	Invested Capital	as Final Award
Threshold	11.0%	50% of RSUs
Target	13.5%	100% of RSUs
Maximum	16.0%	200% of RSUs